Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Notification of Acquisition of American Depository Shares by a Director/Person Discharging Managerial Responsibilities

Basingstoke, UK and Philadelphia, US – August 4, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on August 1, 2008 the trustee of the Shire Employee Benefit Trust informed the Company that, on August 1, 2008, 6,471 American Depositary Shares in the Company (“ADSs”) had been allocated under the Shire Executive Annual Incentive Plan (the "Plan") to Mr. Matthew Emmens.  The ADSs were bought on the same date at a price of US$50.9298 per ADS. The allocation is in respect of the share based element of Mr. Emmens’ 2008 pro-rated bonus which was based on his 2008 performance whilst Chief Executive Officer of the Company.

Under the terms of the Plan the ADSs will not normally be released to participants for three years.

The bonus was paid under Mr. Emmens’ contract as Chief Executive Officer and represents his final bonus as Chief Executive Officer prior to him becoming Chairman on June 18, 2008.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE LIMITED
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX